Exhibit 99.1

Quigley Retirement

IMMEDIATE

Dana Holding Corporation Announces Changes in Finance Leadership

MAUMEE, Ohio, Nov. 9, 2015 – Dana Holding Corporation (NYSE: DAN) announced today that William G. Quigley III, executive vice president and chief financial officer, will retire from Dana. Mr. Quigley will continue in his current position through Nov. 30, 2015, and will remain employed with Dana in an advisory role through March 31, 2016.

The Dana Board of Directors has appointed Rodney R. Filcek, Dana’s current senior vice president and chief accounting officer, to serve as interim chief financial officer, in addition to his current role. His appointment is effective Dec. 1, 2015. Mr. Filcek has served in his current role since May 2011. From January 2005 to May 2011, he served as Dana’s vice president of finance.

“On behalf of the board and our leadership team, I thank Bill for his service to Dana and wish him all the best. Bill leaves Dana in a position of solid financial health and with a strong balance sheet,” said James Kamsickas, president and chief executive officer of Dana. “Rod Filcek is an extremely qualified and proven leader with more than 28 years in multiple roles at Dana. He will serve as interim CFO while the company conducts a search for a permanent replacement.”

Mr. Filcek, a certified public accountant, joined Dana in 1987 as corporate accounting manager for its former commercial credit unit and has served in various financial management positions throughout nearly three decades with the company.

Mr. Quigley, has served as executive vice president and chief financial officer of Dana since March 2012. Previously, he served as chief financial officer for Visteon Corp., and prior to that role he was vice president and corporate controller of Federal-Mogul Corp.

(more)

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2014, Dana generated sales of $6.6 billion. For more information, please visit dana.com.

###

Investor Contact	Media Contact
Craig Barber	Jeff Cole
+1.419.887.5166	+1.419.887.3535
craig.barber@dana.com	jeff.cole@dana.com